Exhibit 99.1

TEMPE, ARIZ., FRIDAY JULY 13, 2001 - ORTHOLOGIC, INC. (NASDAQ: OLGC), ANNOUNCED TODAY THAT IT HAS COMPLETED THE SALE OF ITS CONTINUOUS PASSIVE MOTION (CPM) BUSINESS TO ORTHOREHAB, INC.

OrthoLogic received $12.0 million in cash at the closing, and OrthoRehab, Inc. assumed approximately $2.0 million in liabilities. In addition, OrthoLogic may earn up to an additional $2.5 million in cash, payable in August 2002, depending upon OrthoRehab's success in accomplishing certain objectives. As part of the sale, OrthoLogic retained approximately $10 million in billed accounts receivable related to the CPM business. The company will record a one-time loss on the sale of the CPM business of approximately $7 million during the second quarter ended June 30, 2001, as well as a one-time charge of approximately $7 million related to costs associated with the final divestiture of the business.

"We are pleased to have completed this transaction," said Thomas R. Trotter, president and CEO of OrthoLogic. "We are very excited about moving forward with our rapidly growing bone stimulation business and our Chrysalin program."

Trotter added, "The second quarter results for our bone stimulation business were very encouraging, and we remain on target to achieve $30 million in total stimulation sales this year, which would represent a 50% growth over prior year. Because the overall stimulation market is growing in the 12% to 15 % range annually, we are clearly gaining share with our market-leading technology.

"In addition, we achieved record cash collections during the second quarter ended June 30, 2001. We believe that our improving cash position, coupled with the expected net proceeds from the divesture of the CPM business, will allow us to consider a number of new alternatives for the company, including a potential stock repurchase program."

Trotter added, "For the second quarter ended June 30, 2001, we remain comfortable with analysts' estimates of earnings of approximately $0.01 per share, exclusive of the one-time charges previously announced for the quarter."

OrthoLogic develops, manufactures and markets proprietary, technologically advanced orthopedic devices designed to promote the healing of musculoskeletal tissue. Founded in 1987, the company is located in Tempe, Ariz.

For more information, please visit the company's Web site: www.orthologic.com.

Statements in this release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. These risks include reliance on continued growth of the bone stimulation business, our ability to meet the demands of our growth and our ability to continue cash collections at current levels. For a more complete description of the risks and uncertainties that face the company, see the company's annual report on Form 10-K for the fiscal year ended Dec. 31, 2000, and other documents filed by the company with the Securities and Exchange Commission.